Exhibit 99.1

Media Relations	Investor Relations
Mike Jacobsen, APR	Jamie Finefrock
+1 330 490 3796	+1 330 490 6319
michael.jacobsen@diebold.com	jamie.finefrock@diebold.com

FOR IMMEDIATE RELEASE:
June 18, 2014

DIEBOLD NAMES CHAPMAN CHIEF FINANCIAL OFFICER

NORTH CANTON, Ohio - Diebold, Incorporated (NYSE: DBD) today announced that Christopher A. Chapman has been appointed senior vice president and chief financial officer (CFO), effective immediately. He is responsible for the company’s global financial systems and related processes.
With nearly 20 years experience at Diebold, Chapman has served in various executive positions within the company’s finance organization. Most recently, he served as vice president, global finance where he was responsible for financial oversight of Diebold's operations, including North America, Asia Pacific, Europe, Middle East & Africa, Latin America, Brazil, supply chain, manufacturing and product development. Chapman has been the company’s interim principal financial officer since November 2013.
“Over the past several months, as our global search for a new CFO progressed, it became obvious to me that Chris is the best person for the job. He has a strong and unique skill set, an in-depth knowledge of Diebold, makes data-driven decisions, has a global perspective and unwavering ethics,” said Andy W. Mattes, Diebold president and chief executive officer. “Chris has demonstrated strong leadership skills over the past several months while serving in the interim CFO role. While we have a lot of work ahead of us, I am confident in his ability to continue to help lead Diebold toward a successful and sustainable transformation.”
A native of Canton, Ohio, Chapman holds a bachelor’s degree in finance and a master’s degree in business administration with a concentration in international business from the University of Akron in Akron, Ohio.

Photo available at: http://dbdinc.co/ChrisChapman

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About Diebold
Diebold, Incorporated (NYSE: DBD) is a global leader in providing innovative self-service technology, security systems and related services. Diebold has approximately 16,000 employees worldwide and is headquartered near Canton, Ohio, USA. Visit Diebold at www.diebold.com or on Twitter: http://twitter.com/DieboldInc.
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